Exhibit 99.3

Williams Partners L.P.

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

WRITTEN CONSENT OF UNITHOLDERS OF WILLIAMS PARTNERS L.P. (“WILLIAMS PARTNERS”) TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 24, 2014 (THE “MERGER AGREEMENT”), BY AND AMONG ACCESS MIDSTREAM PARTNERS, L.P., ACCESS MIDSTREAM PARTNERS GP, L.L.C., VHMS, LLC (“MERGER SUB”), WILLIAMS PARTNERS, AND WILLIAMS PARTNERS GP LLC (THE “WPZ GENERAL PARTNER”)

The undersigned record holder of              common units of Williams Partners (“WPZ Common Units”) and              Class D limited partner units of Williams Partners (“WPZ Class D Units” and together with the WPZ Common Units, the “WPZ Units”) hereby consents to, and does hereby approve, the Merger Agreement and the transactions contemplated thereby, including the merger of Merger Sub with and into Williams Partners.

By signing this Written Consent, a unitholder of Williams Partners shall be deemed to have voted in favor of the proposal described above with respect to all WPZ Units which it is entitled to vote.

THIS WRITTEN CONSENT MAY BE REVOKED AT ANY TIME PRIOR TO THE RECEIPT BY WILLIAMS PARTNERS OF WRITTEN CONSENTS REPRESENTING A MAJORITY OF THE OUTSTANDING WPZ UNITS BY FILING A WRITTEN INSTRUMENT REVOKING THE WRITTEN CONSENT WITH WILLIAMS PARTNERS’ SECRETARY.

(Please date this Written Consent and sign your name as it appears hereon. Executors, administrators, trustees, etc., should give their full titles. All joint owners should sign.)

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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